EXHIBIT 10.8

EXECUTION VERSION

West Coast Realty Trust, Inc.

650 Howe Avenue, Suite 730

Sacramento, CA 95825

May 11, 2012

Mr. David A. Rane

2402 Calle San Clemente

Encinitas, CA 92024

Re:        Offer of Employment

Dear David:

West Coast Realty Trust, Inc., a Maryland corporation (“WCRT”) is pleased to extend to you an offer of part-time employment as WCRT’s Chief Financial Officer in accordance with the following terms and conditions.

Position Description. As WCRT’s Chief Financial Officer, you will be responsible for undertaking the following matters and such other customary matters as may be requested of you by WCRT’s President and Chief Executive Officer (the “CEO”):

1.          Oversee the preparation of, and execute, all applicable documents, filings and reports as the principal financial officer and principal accounting officer of WCRT for purposes of WCRT’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible for: (a) all accounting and financial reporting and controls of WCRT and its subsidiaries and (b) all financial related disclosure controls and procedures of WCRT and its subsidiaries.

2.          Oversee the design and implementation of WCRT’s accounting and finance function, including accounting and disclosure controls and procedures in compliance with the relevant provisions of the U.S. securities laws and applicable stock market regulations.

3.          Oversee WCRT’s annual audit (on a consolidated basis with WCRT’s subsidiaries), including communications and interactions with WCRT’s independent registered accounting firm, the Board of Directors of WCRT or a designated committee thereof (the “Board”), the CEO and WCRT’s outside legal counsel.

4.          Oversee the preparation and filing of WCRT’s (on a consolidated basis with WCRT’s subsidiaries) annual and quarterly financial statements and reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) and all other SEC reports and filings in conformance with all SEC rules and regulations and generally accepting accounting principles of the United States of America.

5.          Oversee the preparation of all federal, state and local tax returns and payment of all applicable income, franchise or other taxes for WCRT and its subsidiaries).

Mr. David A. Rane

May 11, 2012

6.          Assist WCRT in its communications with the SEC and all other applicable regulatory authorities.

You will report directly to the CEO. You will be an “executive officer” of WCRT for SEC reporting purposes.

Start Date/Time of Service/At Will Employment. Your starting date will be as of April 1, 2012. You will be required to devote to WCRT’s business and affairs the amount of time necessary to fulfill the responsibilities set forth above as determined by the CEO in his sole discretion. Your employment by WCRT will be at will and you will not be entitled to severance if you are terminated.

Salary and Benefits. You will receive the following compensation and benefits:

1.          You will be compensated on an hourly basis (subject to standard deductions) of $150.00 per hour, payable in accordance with WCRT’s prevailing payroll practices. Any changes in your compensation shall be subject to the approval of the CEO and the Board.

2.          Each year you will be eligible receive a stock option award and stock and/or cash bonus in amounts to be determined by the CEO in consultation with (and subject to the approval of) the Board. Options will be priced at the time of the award and will vest in a manner approved by the Board.

3.          You will be entitled to other customary employee benefits as may be approved or modified from time to time by the CEO and/or the Board in their discretion.

You agree that that you will not, at any time during your employment by WCRT or thereafter, effect, directly or indirectly, any transactions involving WCRT’s securities while in possession of material non-public information regarding WCRT.

If the above terms are acceptable, please sign in the appropriate place below and return an executed copy of this letter to me, which shall signify your agreement to the terms set forth herein.

Sincerely,

/s/ Jeffrey B. Berger

Jeffrey B. Berger
President and Chief Executive Officer
West Coast Realty Trust, Inc.

Acknowledged and agreed to as of the date set forth below:

/s/ David A. Rane
David A. Rane

Dated: May 11, 2012

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